Filed pursuant to Rule 424(b)(3)

File No. 333-278477

APOLLO DEBT SOLUTIONS BDC

SUPPLEMENT NO. 3 DATED JUNE 30, 2026

TO THE PROSPECTUS DATED APRIL 16, 2026

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Debt Solutions BDC (the “Company”), dated April 16, 2026 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the Prospectus.

Updates to Prospectus

The following paragraph is added to the “Certain U.S. Federal Income Tax Considerations” section of the Prospectus:

U.K. Tax Considerations

In the event that the Adviser determines that an investment should be made through a fund subsidiary special purpose vehicle electing into the UK’s “Qualifying Asset Holding Companies” regime, as set out in Schedule 2 of the UK’s Finance Act 2022 (“QAHC Regime”), the Adviser may be required to demonstrate that the Fund meets the “genuine diversity of ownership” condition set out in regulation 75 of the UK’s Offshore Funds (Tax) Regulations (SI 2009/3001) (as such condition is amended by the QAHC Regime). The Adviser therefore confirms that the Fund is primarily intended for and marketed to a wide range of investors, including, but not limited to, retail investors and other diverse groups and types of investors. The Adviser undertakes that the interests in the Fund are and will continue to be widely available, and marketed, and made sufficiently widely available (i) to reach the intended category of investors outlined above; and (ii) in a manner appropriate to reach the intended category of investors outlined above.